Exhibit 10.1

Separation Agreement and Release of Claims

This Separation Agreement and Release of Claims ("Agreement") is made by and between Mr. Ronald Edward Strauss ("Employee"), an individual, and XcelMobility, Inc. a Nevada corporation based in California, its parents, subsidiaries, related entities, predecessors, successors, officers, directors, agents, Employees, and assigns (collectively, "Company").

RECITALS

A.	Employee is an Employee of Company;

B.	Employee has informed Company that he has determined to terminate the employment relationship with the Company;

C.	WHEREAS, Company desires to provide Employee with separation benefits to assist in the transition resulting from the elimination of their position with Company; and

D.	WHEREAS, Employee agrees, in exchange for such separation benefits, to waive and release any and all claims that they may have against Company;

NOW THEREFORE, in consideration of the mutual promises and releases contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Upon the execution of this Agreement, the parties agree as follows:

a.	Employee shall be terminated from employment with Company on December 31, 2015 (“Termination Date”).

b.	On the Termination Date, Company shall provide Employee with payment of all compensation due, including accrued but unused vacation hours.

c.	Upon the expiration of seven (7) day revocation referenced herein (paragraph #8), Company will pay to Employee the sum FIFTEEN THOUSAND dollars and zero cents ($15,000.00), less regular employment tax withholding, representing four weeks of severance pay. The payment will be made in lump sum by the first week of March 2016.

d.	Employee acknowledges and agrees that the payments provided under subparagraph c above are in complete satisfaction of any and all compensation due to Employee from the Company, whether for services provided to the Company or otherwise, through the Termination Date and that, except as expressly provided under this Agreement, no further compensation is owed to him. Employee expressly waives and relinquishes any and all rights he has, or might have, to any bonus, unexercised equity rights, other incentive compensation, or other compensation, of any kind or description, under any plan or program of the Company.
e.	Employee shall be entitled to any and all other rights or benefits afforded to other terminated Employees of Company, including, without limitation, the right to elect to continue, at their cost, coverage under the Company health plan, in accordance with the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").

f.	Company also agrees to not oppose Employee’s application for unemployment benefits.

2.	Release. Employee, on behalf of himself, his descendants, ancestors, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases, acquits, and discharges Company, and its subsidiaries and affiliates, past, present, future and each of them, as well as its owners, trustees, directors, officers, agents, servants, employees, stockholders, representatives, attorneys, assigns, and successors, and each of them (collectively referred to as "Company Releasees") with respect to and from any and all claims, wages, demands, assistance, support, rights, liens, agreements, contracts, covenants, actions, suits, rights to appeal, entitlements and notices, causes of action, obligations, debts, costs, expenses, interests, attorneys' fees, contributions, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he has at any time heretofore owned or held against said Company Releasees, including, without limitation, those arising out of or in any way connected with his employment relationship with Company or his Termination or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any of them, committed or omitted prior to the date of this Agreement, and including, without limitation, claims for breach of contract, libel, slander, wrongful discharge, intentional infliction of emotional harm, or other tort, or discrimination or harassment based upon any federal, state, or municipal statute or local ordinance relating to discrimination in employment, unpaid wages, salary, bonuses, commissions, or other compensation of any sort, damages of any nature, and/or costs, fees or other expenses, including attorneys’ fees incurred in any of these matters.

a.	Waiver of Civil Code Section 1542. It is Employee’s intention in signing this Agreement that it should be effective as a bar to each and every claim, demand and cause of action stated above. In furtherance of this intention, Employee hereby expressly waives any and all rights and benefits conferred upon Employee by the provision of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands and causes of action, if any , as well as those relating to any other claims, demands and causes of action referred to above. Section 1542 states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

This general release does not waive any rights that cannot be waived by law. Employee is not waiving any claim for workers compensation although Employee acknowledges that he has not sustained a work-related injury, either physical or mental, and has no intent to file a claim against Company as a result of any work-related injury sustained in the course of Employee’s employment with Company. Employee is not precluded from filing a charge with or participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or government agency so long as Employee does not seek reinstatement, damages or remedies as to any claim released or any right which is hereby waived.

3.	Denial of Liability. While this Agreement resolves all issues Employee may have with Company, as well as any future effects of any acts or omissions, it does not constitute an admission by Company or any of its Employees, officers or agents of any violation of any federal, state or local law, ordinance or regulation or of any violation of Company’s policies or procedures or of any liability of wrongdoing whatsoever. Neither this Agreement nor anything in this Agreement shall be construed to be, or shall be admissible in any proceeding as, evidence of liability or wrongdoing by Company or any of its Employees or agents. This Agreement may be introduced, however, in any proceeding to enforce this Agreement.

4.	Indemnity Regarding Assignment of Claims. Employee represents and warrants that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person, entity, or individual whatsoever, any of the claims released as set forth in Paragraph 2 above. Employee agrees to indemnify and hold harmless the Company Releasees (as defined in Paragraph 2 above) against any claim, demand, debt, obligation, liability, cost, expense, right of action or cause of action based on, arising out of, or in assignment.

5.	Entire Agreement. This Agreement constitutes and contains the entire agreement and understanding concerning Employee's employment and Termination, and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all prior agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof.

6.	Governing Law. This Agreement shall be governed by and subject to the laws and exclusive jurisdiction of the courts of the California. In the event that Employee breaches any of the provisions of this Agreement, Employee agrees to pay Company's reasonable costs of prosecuting such claims, including attorneys' fees and costs.

7.	Severability. In the event that one or more of the provisions of this Agreement shall for any reason be held to be illegal or unenforceable, this Agreement shall be revised only to the extent necessary to make such provision(s) legal and enforceable.

8.	Waiver of Claims Under the Age Discrimination in Employment Act. The Employee recognizes that, in signing this Release of Claims, Employee is waiving Employee's right to pursue any and all claims under the Age Discrimination in Employment Act, 29 U.S.C. Sec. 626 et seq. ("ADEA") arising prior to the date that Employee executes this Release. The Employee understands that Employee may take up to twenty-one (21) days from the date this Release is presented to Employee to consider whether to execute this Release. The Employee is advised that Employee may wish to consult with an attorney prior to execution of this Release. Once Employee has executed this Release, Employee may revoke the Release at any time during the seven (7) day period following the execution of the Release. After seven (7) days have passed following the Employee's execution of this Release, the execution of this Release shall be final and irrevocable

9.	Non-Disclosure of Confidential Information. Employee acknowledges and understands that any prior confidentiality agreement executed by Employee which protects Company’s confidential information (“Confidentiality Agreement”) survives the execution of this Agreement and the Termination of Employee’s employment, and Employee expressly agrees to continue to abide by these provisions. In addition to any obligations set out in the Confidentiality Agreement, Employee also agrees that by virtue of Employee’s employment with Company Employee has been exposed to certain trade secret and other confidential information, including but not limited to information regarding Company and its related companies and of their directors, officers, and Employees (“Confidential Information”). As used herein, Confidential Information includes, but is not limited to, all information that has or could have commercial value or other utility to Company’s competitors or others in the same industry. Employee agrees not to use or disclose to any third party and such Confidential Information, and that this obligation to keep in confidence Company’s Confidential Information shall survive the execution of this Agreement and the termination of Employee’s employment. Nothing in this paragraph shall be construed to preclude Employee from complying with a lawful court or arbitration or process requiring disclosure, written, oral or otherwise, of Confidential Information, provided that the Employee shall give immediately written notice to Company or its successor, by hand delivery to its General Counsel, of such court order or process and cooperates fully with and supports through all reasonable means all efforts by Company or its successor to oppose any such disclosure.

10.	Non-Disclosure of Contents of this Agreement: Employee expressly agrees and accepts as a condition of entering into this Agreement that Employee will not disclose any part or all of the contents of this Agreement to any third party excluding legal counsel who the Employee may retain to review this Agreement.

11.	Employee acknowledges that Company denies any wrongdoing whatsoever in connection with its dealings with Employee, and that the consideration given under this Agreement is made solely in appreciation of Employee’s services to Company and to compromise any potential disputed claims. The parties agree that nothing contained in this Agreement will constitute or be treated as an admission of wrongdoing or liability on the part of anyone.

12.	Employee agrees to refrain from making or publishing any derogatory or disparaging remarks or statements, oral or written, to any third parties about the Company.

13.	Employee acknowledges and agrees that no promises or representations were made to him which do not appear written herein and that this Agreement contains the entire agreement of the parties on the subject matter thereof.

14.	Employee agrees that this Agreement cannot be changed, modified, supplemented or rescinded except by a written document signed by both Employee and Company’s President.

15.	Employee hereby acknowledges that he has read and understands this Agreement and that he signs this Agreement voluntarily and without coercion.

16.	Warranty Regarding Assistance of Counsel: In entering into this Agreement, the parties represent that they have had the opportunity to consult with attorneys of their own choice, and that the terms of this Agreement are fully understood and voluntarily accepted by them.

PLEASE READ ENTIRE AGREEMENT CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

Ronald Edward Strauss	XcelMobility, Inc.

By:

Date:	Name:

Title:

Date: